Exhibit 14.3

3PEA INTERNATIONAL
CODE OF CONDUCT

3PEA International, Inc. (hereinafter “3PEA”) is committed to the highest standards of integrity in all of our activities and compliance with both the letter and spirit of the law. We expect that you will reflect these standards in your day-to-day dealings on our behalf. This Code of Conduct is for all employees, Officers and all members of the Board of Directors. It is a guide to ethical behavior. 3PEA has an "open door" policy with respect to any concern relating to compliance with the Code of Conduct and other Company policies, and no person will be subject to disciplinary or other retaliatory action by raising any concern in good faith.

Definition of the Code of Conduct

The Code of Conduct includes this introductory section, "Integrity Statement," "Anti-Discrimination, Harassment and Sexual Harassment Policy," "It's the Law" and "3PEA Confidential."

Approval of any activity or matter not in compliance with this Code must be sought in advance and, unless otherwise provided for in the Code of Conduct, may be granted only by the Chief Executive Officer. In the case of members of the Board of Directors, Officers and Executive Management of 3PEA, approvals may be granted only by the Board of Directors or an appropriate Board committee.

Compliance with the Code

If you become aware of a breach or violation of this Code or any other Company policy, you should report the breach or violation in the manner described in "3PEA Confidential" on. 3PEA will do its best to protect the anonymity of any reporting employee who so requests it, as well as the confidentiality of matters associated with a report or investigation, consistent with the Company's obligation to investigate reported matters and comply with applicable law. Employees are expected to preserve the confidentiality of investigative matters.

3PEA will take necessary steps to stop unlawful and unethical behavior and may take appropriate disciplinary action, up to and including termination, against those who violate the Code or other Company policies, including individuals responsible for the failure to reasonably detect a violation or to supervise employees in the fulfillment of their responsibilities in a manner consistent with the Code and Company policies.

Distribution of the Code

Any questions or issues in relation to the Code of Conduct should be communicated to the Chief Financial Officer acting as Compliance Officer. Members of the Board of Directors and Officers should communicate any questions or issues to 3PEA’s General Counsel.

Integrity Statement

3PEA’s Ethics and Conflicts of Interest Policy

3PEA is a company based on integrity. Integrity is about being real and being honest. It means doing the right thing even when no one is watching. These values permeate the way we do, and do not do, business.

You are expected to use good judgment, adhere to high ethical standards, and avoid situations that create an actual or perceived conflict between your personal interests and those of 3PEA. 3PEA requires that the transactions you participate in are ethical and within the law, both in letter and in spirit. When in doubt, consult with your Manager/Director, or the Chief Financial Officer acting as Compliance Officer (Officers and members of the Board of Directors should consult with 3PEA’s General Counsel). They will determine if a conflict exists and establish controls to prevent abuse or, if such control is not feasible, they may require that you terminate the activity in question or divest your interest in any relevant transaction. No matter what, each of us must accept personal responsibility for doing the right thing.

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Conflicts of interests or unethical behavior may take many forms. In the simplest terms, you should act for the long-term benefit of our customers and 3PEA, never for personal gain or to favor family or friends. What follows are some of the key principles of ethical and conflict-free conduct. There is no way to develop a single set of rules to cover all situations. Rather, this policy outlines basic guidelines for ethical behavior at 3PEA. It does not replace good judgment.

Acceptance of Gifts

In general, you should not accept gifts from competitors, suppliers, vendors, potential vendors, or business entities with which you are conducting business on behalf of 3PEA. You should never accept a gift unless it meets all of the following criteria: (1) it is not a cash gift; (2) it is consistent with customary business practices; (3) it is not excessive in value (i.e., is under $150); (4) it cannot be construed as a bribe or payoff; and (5) it does not violate any law or regulation. If you are not sure whether a gift or proposed gift is appropriate, please discuss it with your Manager/Director. You may not benefit personally from the purchase of any goods or services for 3PEA or derive any personal gain from transactions made on behalf of 3PEA. Each year, employees in management positions should be prepared to submit a statement disclosing any entertainment, gifts or services that they or members of their staff have accepted. Any items that have been accepted must be reported at that time, regardless of whether they were previously discussed with your Manager/Director. Your Manager/Director will determine if you may keep the gift, return it, or whether it should more appropriately become Company property.

Giving Gifts

Apart from formally approved incentive marketing programs conducted in the ordinary course of business, gifts for current or prospective vendors or suppliers should be in line with customary business practices. They should be avoided where disclosure would cause negative publicity. The purpose of gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. You should never offer, give or provide a gift unless it meets the following criteria: (1) it is not a cash gift; (2) it is consistent with customary business practices; (3) it is not excessive in value (i.e., is under $150); (4) it cannot be construed as a bribe or payoff; and (5) it does not violate any law or regulation. If you are not sure whether a gift or proposed gift is appropriate, please discuss it with your Manager/Director.

Entertainment

You may accept entertainment invitations, such as business meals, if they are in line with accepted business practices, could not be construed as potentially influencing your business judgment or creating an obligation on your part, and if public knowledge of your participation would not embarrass you or 3PEA. When such business activities occur frequently, such costs should be shared or paid for on a reciprocal basis. From time to time, employees may be invited to a meeting or special event that involves similar offers to large numbers of people from the same type of business. If prior approval has been given by your Manager/Director or an Officer, such events may be attended.

Protection and Use of Company Assets

In a nutshell, you may not use Company property, information or your position for personal gain, nor should you use assets or labor for personal use. All employees should endeavor to protect 3PEA’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Any suspected incident of fraud or theft of Company property should be immediately reported for investigation. Company equipment and supplies should not be used for non-business purposes, though incidental personal use may be permitted.

Outside Business Activities

It is fine to engage in outside business activities, provided that they do not adversely affect 3PEA or our performance. Obviously, you must not receive compensation from competitors, suppliers, vendors or business entities with whom you are conducting business on behalf of 3PEA. You have a primary duty to advance 3PEA’s interests; that is what you are employed to do. Outside employment or other business arrangements must not interfere with this obligation.

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Outside Business Investments

As an employee, you must avoid financial involvement, outside employment or any other business undertaking that is competitive with, or prejudicial to, the best interests of 3PEA. You are also prohibited from engaging in business or investment opportunities that are discovered through the use of 3PEA’s property, information or your position. Notwithstanding, ownership by you or your family of less than 1% of a class of securities issued by a publicly traded company is not considered to be a financial involvement in violation of this policy.

Offers of Employment

Offers of employment may, in some circumstances, be an attempt to divide your loyalties. If you receive a job offer from a supplier, competitor or even from one of the companies with whom you do business, the ethical course of action is to recuse yourself from making decisions for 3PEA that may affect the supplier, competitor or other company offering you the job until you have made your decision. If you accept the job offer, you should immediately stop representing 3PEA with your prospective employer.

3PEA's Confidential Information

You may not use proprietary or confidential information for personal gain or to 3PEA’s detriment. The improper use of 3PEA’s name, trademarks or other intellectual property is prohibited. Confidential information must not be disclosed to anyone outside of 3PEA, and should not be discussed with 3PEA employees who do not have a real need to know this information in order to do their jobs. Confidential information comes in many forms and is information not generally known to the public at large or to the industry you are in and provides you with a competitive advantage. As you already know, these standards are so important that they must be observed even after employment ends. If you have doubts about whether information is confidential, treat it as confidential and seek the advice of your Manager/Director or 3PEA’s Corporate Compliance Counsel before disclosing it. The intentional or inadvertent disclosure of confidential information could seriously damage the Company.

Electronic Communications and Information

Company computers and networks may only be used in accordance with Company policy and may never be used to access, receive or transmit material that is illegal. Never send proprietary or confidential communications through e-mail unless appropriate precautions have been taken, and keep your laptop secured. Almost all business records, including e-mail and computer records, may become subject to public disclosure in the course of litigation or governmental investigations. If you would be uncomfortable with a public viewing of an e-mail, don't send it.

You should not introduce any software that is not properly licensed or lawfully acquired to a 3PEA computer. If you download data from bulletin boards, network services or the internet, you must first scan the data with virus detection software before introducing it to the 3PEA network environment. You must obtain prior written approval from the Chief Financial Officer acting as Compliance Officer before introducing any new software to the network. Under no circumstances should you duplicate Company-owned or -licensed software for use on personal or Company-owned equipment without prior written authorization from the Chief Financial Officer acting as Compliance Officer. Copying such software could be illegal and result in fines and penalties to 3PEA and to you.

Ethical Communications

As an aspect of good judgment and adherence to this policy, it is always appropriate to raise questions and issues, even if they are difficult. Likewise, avoid exaggeration, colorful language, guesswork and derogatory characterizations of people and their motives. Whether in your everyday work conversations, in your exchange of e-mail or otherwise, your communications should be thoughtful and ethical. Think before you speak and write. Be clear and objective.

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Be Professional

Act professionally and conscientiously when making business decisions. Personal relationships should never interfere, or give the appearance of interfering, with business actions, judgments or decisions. When making decisions, weigh all factors impartially and without prejudice and make all decisions solely based on merit. Honor your agreements and do not encourage or interfere with other parties' contracts or agreements. Avoid legal speculation or conclusions in your communications. Do not discuss areas beyond your knowledge or expertise.

Suppliers/Vendors

Treat your suppliers and vendors honestly and fairly.

Political/Religious Activity and Contributions

While any political or religious affiliation you may have is up to you, any activity in those areas needs to remain outside of the work environment. It is said that to avoid arguments, one should never discuss politics or religion in public-and in this case at work. It is also 3PEA’s policy as a company not to make political or religious contributions.

It is strictly prohibited to use 3PEA’s name, funds, assets or property for political or religious purposes or endorsement, whether directly or indirectly. It is also against 3PEA policy to include, directly or indirectly, any political or religious contribution on your expense account or in any other way that causes 3PEA to reimburse you for that expense. In general, the cost of tickets for political or religious fundraising functions is considered a political or religious contribution. Therefore, including the cost of any such fundraising function on an expense account, even if business is in fact discussed, is against our policy and is in some cases illegal.

From time to time 3PEA will, within the limits of the law, support or criticize proposed legislation, regulations or rulings that might impact the business environment in which we operate. You are welcome to participate in these activities on a voluntary basis.

The political process has become highly regulated, and anyone who has any question about what is or is not proper should consult with the Chief Financial Officer acting as Compliance Officer before agreeing to do anything that could be construed as involving the Company in any political activity at the federal, state or local level in the United States or in any foreign country.

Government Inquiries/Investigations

If the situation ever presents itself, 3PEA will cooperate with government agencies and authorities. Any inquiry, request for information or subpoena from a government agency or authority should be forwarded to the Chief Financial Officer acting as Compliance Officer or 3PEA’s General Counsel immediately.

Communicating with the Public

Whenever 3PEA communicates with the public, including the media and government agencies, accuracy and thoroughness are critical. Public statements should be sufficiently candid, clear and complete so that they neither mislead nor lend themselves to misinterpretation. To ensure that accurate and appropriate information is relayed to the public, all public statements relating to 3PEA or our business must first be reviewed by the Chief Financial Officer acting as Compliance Officer. This applies to all public statements, including those made on internet bulletin boards and chat rooms. Likewise, you should refer any requests for information about 3PEA to the Chief Financial Officer acting as Compliance Officer.

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Conflicts of Interest Involving Employee or Employee's Family

If you have, or someone with whom you have a close personal relationship has, a financial or employment relationship with a competitor, supplier, vendor, potential vendor or business entity with which you're conducting business on behalf of 3PEA, you must disclose this fact to the Chief Financial Officer acting as Compliance Officer. 3PEA will determine what course of action must be taken to resolve any conflict it believes may exist. If the conflict is severe enough, 3PEA may be forced to ask you to resign. 3PEA has sole discretion to determine whether such a conflict of interest exists.

Recording and Reporting Information

3PEA maintains a system of internal controls that we believe provides reasonable assurance that transactions are executed in accordance with management's authorization and are properly recorded. The system is characterized by a control-oriented environment that includes written policies and procedures. All employees are expected to adhere strictly to these policies.

Our records are critical in meeting our financial, legal and business obligations. All records, including employment, payroll and financial data, checks and payments, as well as other essential data, must therefore be prepared with accuracy and care. Dishonesty or carelessness in recording or reporting information, either inside or outside the Company, is not only strictly prohibited, but could lead to civil and criminal liability for you and for 3PEA.

Following are important guidelines to adhere to:

•	All books and financial records must be kept in such a way as to fully and accurately reflect, in reasonable detail, all receipts, expenditures, transactions, assets and liabilities in conformity with 3PEA’s internal controls and generally accepted accounting principles.
•	No false or artificial information may be recorded for any reason.
•	Employees are prohibited from making false or misleading statements in connection with any audit or examination of 3PEA’s financial statements and records, business operations or for compliance with laws or regulations.
•	Each employee is personally accountable for the Company funds over which he or she has control. No payment may be made, or invoice issued, on behalf of 3PEA with the intention or understanding that any part of such payment or receipt is to be used for a purpose other than that described in the supporting documents.
•	No secret funds or unrecorded or undisclosed accounts may be maintained or established for any purpose.
•	No employee may influence, coerce, manipulate or mislead independent or internal auditors regarding our financial statements, accounting practices, disclosures or our internal controls or processes.

Company records are to be treated as confidential information in conformity with this Code.

Retention of Records

Disposal or destruction of Company records and files is not discretionary. Legal and regulatory practice requires the retention of certain records for various periods of time, particularly in the tax, employee health and safety, environmental, contract, securities and corporate areas. In addition, when litigation or a government investigation or audit is pending, relevant records must not be destroyed until the matter is closed. Destruction of records to avoid disclosure in a legal proceeding may constitute a criminal offense. Refer to the Chief Financial Officer acting as Compliance Officer for information on retention periods and restrictions.

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Community Activities

As concerned and responsible citizens, you are encouraged to participate in community activities. 3PEA functions as an integral part of the local communities in which we conduct our business operations. 3PEA is keenly aware of the benefits the Company and its employees receive from participating in activities that improve the health, well-being, education and culture of the community. As partners with our communities, we have a responsibility to support and share in the development of social and civic activities to enhance our quality of life.

As concerned and responsible citizens, you are encouraged to participate in community activities. 3PEA functions as an integral part of the local communities in which we conduct our business operations. 3PEA is keenly aware of the benefits the Company and its employees receive from participating in activities that improve the health, well-being, education and culture of the community. As partners with our communities, we have a responsibility to support and share in the development of social and civic activities to enhance our quality of life.

Environmental Awareness

3PEA is committed to providing a safe and healthy work place for our employees and for visitors to our premises. We are equally committed to preventing deterioration of the environment and minimizing the impact of our operations on the land, air and water. These commitments can only be met through the awareness and cooperation of all employees. Each of us has a responsibility to abide by safe operating procedures, to guard our own and our fellow employees' health and to maintain and use pollution control systems.

In the United States, regulatory agencies exist under federal, state or local jurisdiction to ensure compliance with laws and regulations affecting safety, health and environmental protection. It is 3PEA’s policy to comply with both the letter and the spirit of the laws and regulations administered by these agencies and to attempt to develop a cooperative attitude with inspection and enforcement employees from these agencies. In keeping with this spirit, employees are encouraged to report to their Manager/Director conditions they perceive to be unsafe, unhealthy or hazardous to the environment.

Anti-Discrimination, Harassment and Sexual Harassment Policy

3PEA believes in the value of a diverse workforce, equal opportunity and a workplace free of discrimination and all forms of unlawful harassment. We believe in these values because they make good business sense and are the right things to do.

3PEA prohibits unlawful discrimination, harassment and sexual harassment. Employees who violate this policy may be disciplined up to and including termination.

Discrimination Prohibited

3PEA strongly believes that employees and applicants for employment should be treated fairly and without regard to race, color, religion, national origin, gender, age, marital status, sexual orientation, gender identity, disability, veteran status or any other prohibited basis. This applies to all employment practices, including recruiting, hiring, pay, performance reviews, training and development, promotions and other terms and conditions of employment. Discrimination or harassment of an employee-whether by another employee, supplier, vendor or customer-is strictly prohibited.

Harassment Prohibited

At 3PEA, no form of harassment is acceptable. This includes joking remarks or other abusive conduct (including verbal, non-verbal or physical conduct) that demeans or shows hostility toward an individual because of his/her race, color, religion, national origin, gender, age, marital status, sexual orientation, gender identity, disability, veteran status or any other prohibited basis and that creates an intimidating, hostile or offensive work environment, unreasonably interferes with an individual's work performance or otherwise adversely affects an individual¹s employment opportunities.

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Sexual Harassment Prohibited

3PEA is firmly committed to maintaining a positive working environment for all employees, whether male or female. Sexual harassment is prohibited because it may be intimidating or an abuse of power, and it is inconsistent with our policies, practices and management philosophy. Sexual harassment is defined as unwelcome sexual advances, requests for sexual favors, and certain other verbal, non-verbal or physical conduct that is sexual or based on gender if that conduct could reasonably offend another person, whether or not such conduct was intended to offend.

Examples of sexual harassment can include the following:

•	Verbal harassment, including jokes, comments or threats relating to sexual activity, body parts or other matters of a sexual nature.
•	Non-verbal harassment, including staring at a person's body in a sexually suggestive manner, sexually related gestures or motions and/or circulating sexually suggestive materials.
•	Unwelcome physical conduct, including grabbing, holding, hugging, kissing, tickling, massaging, displaying private body parts, unnecessary touching or other unwelcome physical conduct.
•	An employment decision (including promotion, demotion, compensation, scheduling) made by a Manager/Director based on the employee's submission to or rejection of sexual conduct.
•	Submission to sexual conduct as an implicit or explicit condition of getting or keeping a job.
•	Conduct that denigrates or shows hostility or aversion to a person because of his/her gender and creates an intimidating, hostile or offensive work environment.
•	Any other sexual conduct that unreasonably interferes with another person's work performance or creates an intimidating, hostile or offensive work environment, or adversely affects another person's employment opportunities.

All employees are required to adhere to this sexual harassment policy while on the premises, while engaging in work-related activities, during Company-sponsored trainings and other functions and at non-Company activities when conduct at these activities would affect the work environment.

Employee Recourse

Every employee has the right, and is encouraged, to tell any 3PEA employee in a professional manner to stop behavior towards him/her that the employee believes to be discriminatory, harassing and/or offensive. Any employee who feels subjected to discrimination, harassment or sexual harassment should immediately report such behavior directly to their Manager/Director or to the Chief Financial Officer acting as Compliance Officer. Reports may be made at any time on any day. An objective investigation will be conducted based on the facts presented. If the results of the investigation confirm the offense, appropriate disciplinary action will be taken against the person violating the policy, ranging from a warning to termination.

Management's Responsibility

It is the responsibility of every employee to prevent discrimination, harassment and sexual harassment. Management employees who witness or receive reports of discriminatory or harassing behavior are required to take appropriate action, including immediately reporting such behavior to the Chief Financial Officer acting as Compliance Officer. Management employees who fail to promptly report such behavior may be subject to discipline.

Retaliation Prohibited

3PEA encourages employees to freely report incidents of discrimination or harassment without fear of reprisal. Retaliation against any employee who has made a complaint in good faith about discrimination, harassment or sexual harassment, or who has cooperated in the investigation of such a complaint, is prohibited. Retaliation includes any employment decision or other conduct made with the intent to punish an employee for complaining about or assisting in the investigation of discrimination or harassment, and any decision or conduct that might have discouraged a reasonable employee from making a complaint or cooperating in an investigation.

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Policy Regarding Employee Treatment of Customers and Suppliers

3PEA employees are prohibited from discriminating against or harassing customers and suppliers based on race, color, religion, national origin, gender, age, marital status, sexual orientation, gender identity, disability, veteran status or any other prohibited basis, both in the course of work-related activities and at Company-sponsored trainings and functions. Management employees who witness or receive reports of discriminatory or harassing behavior are required to take appropriate action, including immediately reporting such behavior directly to the Manager/Director in charge or to the Chief Financial Officer acting as Compliance Officer.

It's the Law

3PEA strives to be an honorable company and employer. Our employees must always operate within the law in all business dealings. It is our policy that the Company and our employees obey all applicable federal, state, local and international laws and regulations. Employees have a personal responsibility to become familiar and comply with the laws and regulations related to job responsibilities. There are also other laws, not directly related to your job but of general relevance to work situations, of which you should be aware. If you have any questions about what is within the law and what is not, seek advice from 3PEA’s Corporate Compliance Counsel. Noted below are some of the most important laws that apply to the Company, our employees and our business dealings.

Securities Laws

These laws forbid individuals and corporations from profiting from material non-public information, or "inside" information, that could influence decisions to buy, sell or hold particular securities. Such information may relate to the financial condition of a company, its products and the market for its securities, or its investment intentions or plans for a merger, acquisition or divestiture. You may not make trades of securities based on material inside information or give such information to others. For additional information, you should refer to the Company's "Insider Trading Policy," which can be found in the Employee Policies and Procedures Manual.

Antitrust and Trade Regulation Laws

These laws prohibit actions that restrain competition. They are designed to protect the free enterprise system from corruption and abuse. It is your duty as a corporate citizen to comply with these laws. 3PEA will compete vigorously on the merits of our products and services and will not engage in unlawful methods of competition.

You may not, for example, cooperate with competitors to fix or stabilize prices, "divide up" customers or markets with competitors, boycott competitors or customers or otherwise interfere with free competition. You should not even discuss the possibility of such activities with competitors.

You may not reveal the nature or contents of sealed bids to any supplier or potential supplier. 3PEA will require any supplier selected on the basis of a sealed bidding process to certify that it has not seen or been informed of the nature or contents of any other submitted sealed bid.

The antitrust and trade regulation laws also prohibit certain kinds of tie-in sales, discriminatory pricing, exclusive dealing and other practices that would be unfair to customers.

Bribery, Kickbacks and Rebates

Bribery in any form, commercial or political, is forbidden in all Company business dealings. 3PEA funds may not be used, either directly or indirectly, for any bribe, kickback or other unlawful payment anywhere in the world under any circumstances.

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The purchase or sale of goods and services on behalf of 3PEA must not lead to employees or their families receiving personal kickbacks or rebates. Kickbacks and rebates can take many forms and are not limited to direct cash payments or credits in connection with a particular transaction. In general, if you or your family stand to gain personally from the transaction, it is prohibited. Such practices are not only unethical, but are in many cases illegal.

Payments to Government Employees-Foreign Corrupt Practices Act

No payments of Company money, gifts, services, entertainment or anything else of value may be offered or made available in any amount, directly or indirectly, to any government official or employee. Such payments or offers are not legal in the United States. Such payments should also not be made in other countries, even if legal there, if they are in violation of U.S. law, notably the Foreign Corrupt Practices Act, regardless of the nationality of the recipient.

The U.S. Foreign Corrupt Practices Act is applicable to the Company and prohibits certain payments to foreign government officials for the purpose of obtaining, retaining or directing business. Employees who interact with such officials or foreign entities are required to become familiar with and comply with this law. If in doubt, consult 3PEA’s Corporate Compliance Counsel.

3PEA Confidential

Whistleblower Policy

We want you to report any complaints or concerns you have about our business and operations, including but not limited to accounting and internal accounting controls, audit matters and any violations of the Code of Conduct, which includes the sections "Integrity Statement," "Anti-Discrimination, Harassment and Sexual Harassment Policy" and "It's the Law."

Each complaint will be treated as confidential and the anonymity of the complainant, if requested, will be preserved to the fullest extent reasonably possible in light of 3PEA’s need to investigate the complaint, the requirements of applicable law and other Company policies.

3PEA will not allow any form of disciplinary or retaliatory action related to the terms and conditions of employment against employees who raise concerns or ask questions or who provide information or assistance in connection with any governmental proceeding or inquiry.

Contacting “3PEA Confidential”

In order to ensure that employees feel comfortable in reporting any complaint, concern, violation/potential violation or any wrongdoing, complaints may be raised directly with members of the Board of Directors, Officers and Department Directors, who will document and address all complaints. Complaints regarding the "Anti-Discrimination, Harassment and Sexual Harassment Policy" may also be made to the Chief Financial Officer acting as Compliance Officer or your Manager/Director.

Complaint Log

3PEA will maintain a log of all complaints received by employees. The log includes the file number of the complaint, the date it was received, a brief summary of the complaint, action taken and the status of the file as pending or closed. The Chief Financial Officer acting as Compliance Officer reviews all complaints within 24 hours of receipt.

3PEA’s Audit Committee, which is a committee of the Board of Directors, has full access to the complaint log, complaint reports and related materials at all times.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March 21, 2018.

THE COMPANY:     3PEA International, Inc.

By:

Name: Chief Financial Officer

EMPLOYEE:

___________________________

Printed Name

___________________________

Signature

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